RECOMMENDATION TO REJECT THE UNSOLICITED TENDER OFFER TO SELL YOUR SHARES OF INVENTRUST PROPERTIES CORP. TO COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP December 3, 2018 If you are considering selling your shares of InvenTrust Properties Corp. (“InvenTrust”) to Comrit Investments 1, Limited Partnership (“Comrit”), please read all the information below. THE EXECUTIVE COMMITTEE OF INVENTRUST’S BOARD OF DIRECTORS (THE “EXECUTIVE BOARD”) HAS REVIEWED THE TERMS OF THE OFFER. BASED ON THAT REVIEW THE EXECUTIVE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THIS UNSOLICITED OFFER AND NOT TENDER YOUR SHARES OF STOCK. Rationales the Executive Board Considered in Recommending Rejection of the Unsolicited Tender Offer from Comrit  The Executive Board believes that the offer price is less than the current and potential long-term value of the shares of the Company.  If you sell, you will NO LONGER RECEIVE quarterly distributions or otherwise have any rights with respect to the shares that you sell.1  None of InvenTrust’s directors, executive officers, subsidiaries or other affiliates intends to tender shares of stock to Comrit.  Comrit states that it has not made an independent appraisal of the shares or InvenTrust’s properties, and is not qualified to appraise real estate.  Comrit acknowledges that in establishing the purchase price of $1.83 per share, it is motivated to establish the lowest price which might be acceptable to stockholders consistent with Comrit’s objectives.  Comrit states that it has applied a discount to the estimated per share value with the intention of making a profit.  Stockholders looking to liquidate should note that in recent transactions on the secondary market, according to an independent secondary market auction provider, sales of InvenTrust stock on such provider’s platform have ranged from $1.70 to $2.01 per share over the last three months. InvenTrust encourages you to follow the Executive Board’s recommendation and not tender your shares to Comrit. If you do tender your shares to Comrit, you may withdraw your tender before the expiration of the offer by sending a written or facsimile notice to Comrit. Please consult your financial advisor or InvenTrust’s Investor Services Department at 855-377-0510 with any questions. Each stockholder must individually evaluate whether to tender his, her or its shares. The Executive Board suggests stockholders carefully consider all the factors discussed in the tender Offer to Purchase before deciding to participate. InvenTrust has filed a Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) providing additional detail regarding the Executive Board’s recommendation in response to Comrit’s offer. The Schedule 14D-9 is available on the InvenTrust website and the SEC’s website at www.sec.gov. 1. Distributions are not guaranteed, and distribution rates are subject to change. InvenTrust Properties Corp. 3025 Highland Parkway Downers Grove, IL 60515 855.377.0510 www.inventrustproperties.com